Exhibit 4.22

RESTRICTED STOCK AWARD AGREEMENT

     This Restricted Stock Award Agreement (this “Agreement”) is made by and between Grant Prideco, Inc., a Delaware corporation (the “Company”) and _________(the “Executive”) as of the ___th day of February, 2005 (the “Effective Date”), pursuant to the _________(the “Plan”), the terms of which are incorporated by reference herein in their entirety. For purposes herein “Grant Date” shall mean ___.

     Whereas, the Company desires to grant to the Executive the shares of equity securities specified herein (the “Shares”) and a cash bonus to enable the Executive to pay all taxes payable by the Executive as a result of his receipt of the Shares, subject to the terms and conditions of this Agreement; and

     Whereas, the Executive desires to have the opportunity to hold the Shares and earn the cash bonus described above, subject to the terms and conditions of this Agreement;

     Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Restricted Shares. Effective as of the Grant Date, the Company shall cause to be issued in the Executive’s name the following Shares as Restricted Shares: ___shares of the Company’s common stock, $.01 par value. The Company shall cause certificates evidencing the Restricted Shares, and any Retained Distributions issued with respect to the Restricted Shares, to be issued in the Executive’s name. During the Restricted Period such certificates shall bear a restrictive legend to the effect that ownership of such Restricted Shares (and any such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Agreement. The Executive shall have the right to vote the Restricted Shares awarded to the Executive and to receive and retain all regular cash dividends, and to exercise all other rights, powers and privileges of a holder of Shares, with respect to such Restricted Shares, with the exception that (a) the Executive shall not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Forfeiture Restrictions applicable thereto shall have expired, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Restricted Shares (and such Retained Distributions shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid, or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) the Executive may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Shares or any Retained Distributions during the Restricted Period. Upon issuance the certificates for the Restricted Shares shall be delivered to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions which shall be forfeited in accordance with the Plan and this Agreement. In accepting the award of Shares set forth in this Agreement the Executive accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.

2.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)	“Affiliate” shall mean an Entity that is required to be treated as a single employer together with the Company for certain benefit plan purposes under section 414 of the Code.

(b)	“Assets” shall mean assets of any kind owned by the Company, including, but not limited to, securities of the Company’s direct and indirect subsidiaries.

(c)	“Beneficial Owner” means a “beneficial owner” as defined in Securities and Exchange Commission Regulation Section 240.13d-3.

(d)	“Board” shall mean the Board of Directors or other governing body of the Company or its direct or indirect parent.

(e)	“Change of Control” shall mean the occurrence of any of the following events:

(i)	the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;

(ii)	the consummation of a Merger of the Company or an Affiliate with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 55 percent (55%) of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;

(iii)	any Person becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities, other than a Specified Owner;

(iv)	a sale, transfer, lease or other disposition of all or substantially all of the Assets is consummated (an “Asset Sale”), unless:

(A)	the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company immediately prior to such Asset Sale own, directly or indirectly, 55 percent (55%) or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such Asset Sale; or

(B)	the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors or members); or

(v)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Disability” shall have the meaning set forth in the Plan.

(h)	“Entity” shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

(i)	“Executive’s Employment Agreement” shall mean a written employment agreement entered into between the Company or any of its Affiliates and the Executive that is in effect as of the date of this Agreement as well as immediately prior to the termination of the Executive’s employment with the Company and all of its Affiliates.

(j)	“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of Shares issued to the Executive hereunder and the obligation to forfeit and surrender such shares to the Company.

(k)	“General Vesting Date” shall mean the earlier of (i) the ninth anniversary of the Grant Date or (ii) the date a Change of Control occurs.

(l)	“Incumbent Director” shall mean –

(i)	a member of the Board on January 1, 200___; or

(ii)	an individual-

(A)	who becomes a member of the Board after January 1, 200___;

(B)	whose appointment or election by the Board or nomination for election by the Company’s stockholders is approved or recommended by a vote of at least two-thirds (2/3) of the then serving Incumbent Directors; and

(C)	whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

(m)	“Merger” shall mean a merger, consolidation or similar transaction.

(n)	“Performance Peer Group” shall mean the companies listed on Exhibit A attached hereto; provided, however, that if after the Grant Date a company listed on Exhibit A merges or consolidates with another company, is acquired or disposes of a significant portion of its businesses as they exist on the Grant Date or experiences any event or circumstance as determined by the Committee in its sole discretion, the Committee may adjust (by adding, subtracting or replacing) the companies listed on Exhibit A (by amending and replacing such Exhibit A) to address any such change or event or circumstance as the Committee determines, in its sole discretion.

(o)	“Performance Period” shall mean a period beginning on the Grant Date and ending on a TSR Performance Testing Date, so that each succeeding Performance Period (after the first Performance Period) will be one year longer than the immediately preceding Performance Period.

(p)	“Person” shall mean any individual, entity or group that is a “person” within the meaning of Section 3(a)(9), 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(q)	“Restricted Period” shall mean the period designated by the Committee during which Restricted Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered.

(r)	“Restricted Shares” shall mean Shares that are subject to the Forfeiture Restrictions under this Agreement.

(s)	“Retained Distributions” shall mean any securities or other property (other than regular cash dividends) distributed by the Company in respect of Restricted Shares during any Restricted Period.

(t)	“Retirement” shall mean retirement in good standing from the employ of the Company and all of its Affiliates under the then-established rules of the Company.

(u)	“Specified Owner” means any of the following:

(i)	the Company;

(ii)	an Affiliate;

(iii)	an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(iv)	a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent (30%) or more of the voting power of the Company’s then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or

(v)	a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent (30%) or more of the combined voting power of the then outstanding Voting Securities of the Company as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 55 percent (55%) of the combined voting power of the Voting Securities of any of the Company, the surviving entity or the parent of the surviving entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.

(v)	“Total Shareholder Return” shall mean the total shareholder return for the common stock of the Company or applicable stock of the member of the Performance Peer Group, taking into account cash and stock dividends, stock splits and other dividends and distributions and recapitalizations during the applicable period, as calculated and using methodologies determined by the Committee in its sole discretion, for the period beginning on the date hereof and ending on the applicable TSR Performance Testing Date.

(w)	“TSR Performance Testing Date” shall mean each anniversary date of the Grant Date beginning with the third anniversary of the Grant Date through the eighth anniversary of the Grant Date.

(x)	“Voting Securities” shall mean the outstanding securities entitled to vote generally in the election of directors or other governing body.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

3.	Transfer Restrictions. The Shares granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution) to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, the Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Executive also agrees (a) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

4.	Vesting. The Shares that are granted hereby shall be subject to Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Shares that are granted hereby in accordance with the provisions of subsections (a) through (e) of this Section 4.

(a)	Generally. The Forfeiture Restrictions shall lapse as to the Shares that are granted hereby on the General Vesting Date, provided that the Executive’s employment with the Company and all of its Affiliates has not terminated prior to such date. If the Executive’s employment relationship with the Company and all of its Affiliates terminates before the General Vesting Date, except as otherwise specified in subsections (b), (c), (d) or (e) below, the Forfeiture Restrictions then applicable to the Restricted Shares shall not lapse and all the Restricted Shares shall be forfeited to the Company upon such termination of the Executive’s employment relationship.

(b)	Death or Disability. Notwithstanding any provisions of Section 4(a) to the contrary, in the event the Executive’s employment relationship with the Company and all of its Affiliates is terminated due to the death or Disability of the Executive prior to the General Vesting Date, the Forfeiture Restrictions shall lapse as to the Shares that are granted hereby on the date of such termination of the Executive’s employment relationship due to death or Disability.

(c)	Retirement. Notwithstanding any provisions of Section 4(a) to the contrary, in the event the Executive’s employment relationship with the Company and all of its Affiliates is terminated due to the Retirement of the Executive prior to the General Vesting Date, the Forfeiture Restrictions shall lapse as to that number of Shares that remain subject to Forfeiture Restrictions on the date of such termination of the Executive’s employment relationship due to Retirement equal to:

(1) multiplied by (2) divided by (3)

where (1) is the number of Shares awarded under this Agreement minus the aggregate number of Restricted Shares, if any, with respect to which Forfeiture Restrictions previously lapsed as a result of the application of Section 4(e), (2) is the number of days during the period commencing on the Grant Date and ending on the date the Executive’s employment relationship with the Company and all of its Affiliates is terminated due to the Retirement of the Executive, and (3) is the number of days during the period commencing on the Grant Date and ending on the ninth anniversary of the Grant Date. The Forfeiture Restrictions then applicable to all the remaining Restricted Shares after the application of the previous provisions of this Section 4(c) shall not lapse and such Restricted Shares shall be immediately forfeited to the Company.

(d)	Termination without Cause or for Good Reason. Notwithstanding any provisions of Section 4(a) to the contrary, if the Executive’s Employment Agreement provides that vesting restrictions such as the Forfeiture Restrictions shall lapse in the event the Executive’s employment relationship with the Company and all of its Affiliates is terminated “without cause” by the Company and all of its Affiliates or “for good reason” by the Executive as those terms are defined in the Executive’s Employment Agreement, then in the event the Executive’s employment relationship with the Company and all of its Affiliates is terminated prior to the General Vesting Date without cause by the Company and all of its Affiliates or for good reason by the Executive the Forfeiture Restrictions shall lapse as to the Shares that are granted hereby on the date the Executive’s employment relationship with the Company and all of its Affiliates is so terminated.

(e)	Early Vesting for Meeting Performance Goals. As soon as reasonably practicable after each TSR Performance Testing Date, the Committee will calculate the Total Shareholder Returns of the Performance Peer Group for the Performance Period ending on such TSR Performance Testing Date. If the following conditions exist with respect to such Performance Period:

(i)	the Executive’s employment with the Company and all of its Affiliates has not terminated on or before the TSR Performance Testing Date for such Performance Period;

(ii)	a Change of Control does not occur on or before the TSR Performance Testing Date for such Performance Period; and

(iii)	the Company’s Total Shareholder Return for such Performance Period is ranked at or above the 50th percentile as compared to the Total Shareholder Returns for such Performance Period of all members of the Performance Peer Group;

then the Forfeiture Restrictions on that number of Shares equal to:

[(1) multiplied by (2)] minus (3)

shall lapse effective as of the TSR Performance Testing Date for such Performance Period, notwithstanding any provisions of Section 4(a) to the contrary, where (1) is the number of Shares awarded under this Agreement, (2) is the applicable “Performance Vesting Percentage” factor specified in the table below, and (3) is that number of Restricted Shares, if any, with respect to which Forfeiture Restrictions previously lapsed as a result of the application of this Section 4(e); provided, however, that if the result of the formula set forth above is a negative number such result shall be disregarded and the result shall deemed to be zero for purposes of applying this Section 4(e) with respect to such Performance Period.

Percentile Rank of the Company’s Total Shareholder Return
for the Performance Period as Compared to the Total	Performance
Shareholder Returns of the Other Members of the	Vesting
Performance Peer Group for the Performance Period	Percentage
50th	33.33%
51st	36.00%
52nd	38.67%
53rd	41.33%
54th	44.00%
55th	46.67%
56th	49.33%
57th	52.00%
58th	54.67%
59th	57.33%
60th	60.00%
61st	62.67%
62nd	65.33%
63rd	68.00%
64th	70.67%
65th	73.33%
66th	76.00%
67th	78.67%
68th	81.33%
69th	84.00%
70th	86.67%
71st	89.33%
72nd	92.00%
73rd	94.67%
74th	97.33%
75th and above	100.00%

The Committee shall have the discretion to calculate Total Shareholder Returns for each company included in the Performance Peer Group, including the Company, and to determine the formula to achieve such calculations.

5.	Effect of Lapse of Restrictions. Upon the lapse of the Forfeiture Restrictions with respect to Shares granted hereby the Company shall cause to be delivered to the Executive a stock certificate representing such Shares, and such Shares shall be transferable by the Executive (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

6.	Capital Adjustments and Reorganizations. The existence of the Restricted Shares shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.	Tax Withholding. The Company and employee shall be entitled to satisfy its federal and other tax withholding obligations by transferring or surrendering vested shares under this agreement. The number of shares surrendered or transferred shall be calculated utilizing the same per share value as utilized to calculate the related tax liability.

8.	Employment Relationship. For purposes of this Agreement, the Executive shall be considered to be in the employment of the Company as long as the Executive has an employment relationship with the Company. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

9.	Section 83(b) Election. The Executive shall not exercise the election permitted under section 83(b) of the Code with respect to the Restricted Shares.

10.	No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

11.	Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Executive and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

12.	Sale. The Executive shall not sell or otherwise transfer any of the Shares except in accordance with the Securities Act of 1933 and other applicable state and federal laws.

13.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address and to the Executive at the Executive’s residential address indicated beneath the Executive’s signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

14.	Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Executive. Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Executive. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

15.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.	Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Shares granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Executive, the Executive’s permitted assigns and upon the Executive’s death, the Executive’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

     In Witness Whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all as of the date first above written.

GRANT PRIDECO, INC.

By:

Title:

EXECUTIVE:

Address:

EXHIBIT A

PERFORMANCE PEER GROUP

Irrevocable Stock Power

     Know all men by these presents, That The Undersigned, For Value Received, has bargained, sold, assigned and transferred and by these presents does bargain, sell, assign and transfer unto Grant Prideco, Inc., a Delaware corporation (the “Company”), the Shares transferred pursuant to the Restricted Stock Award Agreement dated _________ between the Company and the undersigned (the “Award Agreement”); and subject to and in accordance with the Award Agreement the undersigned does hereby constitute and appoint the Secretary of the Company the undersigned’s true and lawful attorney, IRREVOCABLY, to sell assign, transfer, hypothecate, pledge and make over all or any part of such Shares and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or his substitutes shall lawfully do by virtue hereof.

     In Witness Whereof, the undersigned has executed this Irrevocable Stock Power on this ___ day of ___, 20___.

Name: